EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

LHC Group, Inc.:

We consent to the use of our reports dated March 15, 2010, with respect to the consolidated balance sheets of LHC Group, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, changes in equity, and cash flows for the years then ended, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

/s/ KPMG LLP

Baton Rouge, Louisiana
August 20, 2010